Clarivate Reports First Quarter 2022 Results
— Reaffirms 2022 Outlook —

London, UK -- May 9, 2022 - Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a global leader in providing trusted information and insights to accelerate the pace of innovation, today reported results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights
•Revenues of $662.2 million increased 54.6%, and 57.6% at constant currency
•Organic revenues(1) increased 4.4% at constant currency
•Net income(2) attributable to ordinary shares of $50.8 million increased $106.8 million; Net loss per diluted share of $0.06 improved by $0.11
•Adjusted Net Income(1) of $155.1 million increased 75.4%; Adjusted Income per diluted share(1) of $0.21 increased 50.0% or $0.07
•Adjusted EBITDA(1) of $262.3 million increased 59.2% and Adjusted EBITDA Margin(1) of 39.6% increased 140 basis points

“Clarivate had a good start to the year with organic revenue growth of 4.4% and strong profit conversion,” said Jerre Stead, Executive Chair and CEO. “The recent implementation of our 'One Clarivate' operating model is showing early signs of success as we delivered some cross-selling wins in the quarter. We also benefited by closing on several transactional deals, which had slipped from last year's fourth quarter.”

Selected Financial Information
The results for the three months ended March 31, 2022 include contributions from the following 2021 acquisitions 1) Bioinfogate, which was completed in August 2021; and 2) ProQuest, which was completed in December 2021 for which there were no comparable amounts in the three months ended March 31, 2021.

	Three Months Ended March 31,		Change
(in millions, except percentages and per share data), (unaudited)	2022	2021	$	%
Revenues, net	$662.2	$428.4	$233.8	54.6%
Annualized Contract Value (ACV)	$1,606.5	$909.4	$697.1	76.7%

Net income (loss) attributable to ordinary shareholders	$50.8	$(56.0)	$106.8	190.7%
Net income (loss) per share, basic	$0.07	$(0.09)	$0.16	177.8%
Net income (loss) per share, diluted	$(0.06)	$(0.17)	$0.11	64.7%
Weighted-average shares outstanding (diluted)	688.0	612.6	—	12.3%
Adjusted EBITDA(1)	$262.3	$164.8	$97.5	59.2%

Adjusted net income(1)	$155.1	$88.4	$66.7	75.4%
Adjusted diluted EPS(1)	$0.21	$0.14	$0.07	50.0%
Weighted average ordinary shares (diluted)(2)	746.3	623.3	—	19.7%
Net cash provided by operating activities	$67.4	$174.0	$(106.6)	(61.3)%
Free cash flow(1)	$26.0	$141.0	$(115.0)	(81.6)%
Adjusted free cash flow(1)	$191.3	$163.2	$28.1	17.2%
(Amounts in tables may not sum due to rounding)
(1) Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.

(2) Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted net income and Adjusted diluted EPS.

First Quarter 2022 Operating Results
Revenues, net, for the first quarter increased $233.8 million, or 54.6%, to $662.2 million, and increased 57.6% on a constant currency basis. Organic revenues(1) increased $18.7 million or 4.4% on a constant currency basis.
Subscription revenues for the first quarter increased $164.8 million, or 69.0%, to $403.8 million, and increased 71.5% on a constant currency basis, primarily driven by the acquisition of ProQuest in December 2021. Organic subscription revenues(1) increased 2.8% on a constant currency basis, primarily due to price increases, new business and the benefit of net installations in the prior year.
Re-occurring revenues for the first quarter increased $5.0 million, or 4.6% to $114.5 million, and increased 9.3% on a constant currency basis. Organic re-occurring revenues(1) increased 9.3% on a constant currency basis, primarily due to price increases in patent renewal volumes and improvement in yield per case.
Transactional revenues for the first quarter increased $60.8 million, or 73.3%, to $143.7 million, and increased 75.6% on a constant currency basis, primarily due to the acquisition of ProQuest. Organic transactional revenues(1) increased 2.3% on a constant currency basis, primarily due to an increase in custom data sales.
Net income attributable to ordinary shares for the first quarter improved to $50.8 million, compared to Net loss of $56.0 million in the prior-year period, primarily driven by the mark-to-market gain on financial instruments, higher revenues and profits. Net loss per diluted share for the first quarter of $(0.06) improved $0.11, compared to Net loss per diluted share of $(0.17) in the prior-year period.
Adjusted EBITDA for the first quarter was $262.3 million, an increase of $97.5 million or 59.2%. Adjusted net income for the first quarter was $155.1 million, an increase of $66.7 million or 75.4%. The increase in Adjusted EBITDA and Adjusted net income was driven by earnings contributions from acquisitions, organic growth and cost savings from integration programs.
Adjusted diluted earnings per share was $0.21 for the first quarter, compared to $0.14 in the prior-year period, as strong growth in Adjusted net income was offset by a 19.7% increase in weighted average ordinary shares outstanding primarily driven by the acquisition of ProQuest.

Balance Sheet and Cash Flow
As of March 31, 2022, cash and cash equivalents of $500.2 million increased $69.3 million, driven by the growth in revenues and profits. Restricted cash decreased $141.2 million to $15.5 million, compared to December 31, 2021 primarily due to 2022 first quarter employee payroll payments related to the CPA Global Equity Plan. The payments were funded by the sale of shares held in the Employee Benefit Trust established for the CPA Equity Plan in December 2021.
The Company's total debt outstanding as of March 31, 2022 was $5,559.6 million, a decrease of $7.6 million compared to December 31, 2021.
Net cash provided by operating activities of $67.4 million for the three months ended March 31, 2022, decreased $106.6 million compared to net cash provided by operating activities of $174.0 million for the prior year, primarily due to the payments in the first quarter of 2022 related to the CPA Equity Plan. Adjusted free cash flow for the three months ended March 31, 2022, was $191.3 million, an increase of $28.1 million, compared to the prior year, as a result of growth in revenues and Adjusted EBITDA.
Reaffirmed Outlook for 2022 (forward-looking statement)
Jonathan Collins, Executive Vice President and Chief Financial Officer, said: “With our first quarter results in-line with our expectations, we reaffirm our outlook for 2022. We currently expect progressive improvement in our quarterly organic growth rate as we move through the year. Additionally, the benefit of cost synergies primarily from acquisition integration savings will drive expansion of our Adjusted EBITDA margin and profit growth.”
The full year outlook presented below assumes no further currency movements, acquisitions, divestitures, or unanticipated events.

The below outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

2022 Outlook
Revenues	$2.80B to $2.88B
Adjusted EBITDA	$1.16B to $1.22B
Adjusted EBITDA margin	41% to 42%
Adjusted Diluted EPS(1)	$0.85 to $0.95
Adjusted Free Cash Flow	$675M to $725M

(1) Adjusted Diluted EPS for 2022 is calculated based on approximately 741.7 million fully diluted weighted average shares outstanding.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the first quarter at 9:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing 1-844-200-6205 in the United States, 1-929-526-1599 for international, and 1-833-950-0062 in Canada. The conference ID number is 430211. An audio replay will be available approximately two hours after the completion of the call at 1-866-813-9403 in the United States, 44-204-525-0658 for international, and 1-266-828-7578 in Canada. The Replay Conference ID number is 060097. The recording will be available for replay through May 23, 2022. The webcast can be accessed at https://services.choruscall.com/mediaframe/webcast.html?webcastid=XSdgZ81U and will be available for replay.

Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Standalone Adjusted EBITDA, and organic revenue to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.
We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficiently liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the pace of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of Academia & Government, Life Sciences & Healthcare, Professional Services and Consumer Goods, Manufacturing & Technology. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Condensed Consolidated Balance Sheets
(In millions, except share data)
(unaudited)

	March 31, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$500.2	$430.9
Restricted cash	15.5	156.7
Accounts receivable, net	859.8	906.4
Prepaid expenses	97.7	76.6
Other current assets	76.9	66.6
Total current assets	1,550.1	1,637.2
Property and equipment, net	80.0	83.8
Other intangible assets, net	10,137.9	10,392.4
Goodwill	7,803.4	7,904.9
Other non-current assets	63.1	50.8
Deferred income taxes	28.6	27.9
Operating lease right-of-use assets	80.6	86.0
Total Assets	$19,743.7	$20,183.0

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$117.3	$129.2
Accrued expenses and other current liabilities	532.0	679.6
Current portion of deferred revenues	1,080.6	1,030.4
Current portion of operating lease liability	30.5	32.2
Current portion of long-term debt	30.6	30.6
Total current liabilities	1,791.0	1,902.0
Long-term debt	5,452.0	5,456.3
Warrant liabilities	127.4	227.8
Non-current portion of deferred revenues	54.7	54.2
Other non-current liabilities	143.2	142.7
Deferred income taxes	376.7	380.1
Operating lease liabilities	89.1	94.0
Total liabilities	8,034.1	8,257.1
Commitments and contingencies
Shareholders’ equity:
Preferred Shares, no par value; 14,375,000 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14,375,000 shares issued and outstanding as of both March 31, 2022 and December 31, 2021	1,392.6	1,392.6
Ordinary Shares, no par value; unlimited shares authorized at March 31, 2022 and December 31, 2021; 681,463,527 and 683,139,210 shares issued, and 678,974,630 and 683,139,210 shares outstanding at March 31, 2022 and December 31, 2021, respectively	11,815.0	11,827.9
Treasury shares, at cost; 2,488,897 and 547,136 shares as of March 31, 2022 and December 31, 2021, respectively	(48.7)	(16.9)
Accumulated other comprehensive income	103.5	326.7
Accumulated deficit	(1,552.8)	(1,604.4)
Total shareholders’ equity	11,709.6	11,925.9
Total Liabilities and Shareholders’ Equity	$19,743.7	$20,183.0

Condensed Consolidated Statement of Operations
(In millions, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues, net	$662.2	$428.4
Operating expenses:
Cost of revenues	249.2	147.9
Selling, general and administrative costs	193.7	134.3
Depreciation and amortization	176.4	131.6
Restructuring and impairment	11.7	67.9
Other operating (income) expense, net	(13.7)	16.2
Total operating expenses	617.3	497.9
Income (loss) from operations	44.9	(69.5)
Mark to market gain on financial instruments	(100.4)	(51.2)
Income (loss) before interest expense and income tax	145.3	(18.3)
Interest expense and amortization of debt discount, net	59.5	37.4
Income (loss) before income tax	85.8	(55.7)
Provision for income taxes	16.3	0.3
Net income (loss)	69.5	(56.0)
Dividends on preferred shares	18.7	—
Net income (loss) attributable to ordinary shares	$50.8	$(56.0)

Per share:
Basic	$0.07	$(0.09)
Diluted	$(0.06)	$(0.17)

Weighted average shares used to compute earnings per share:
Basic	682,539,103	602,272,375
Diluted	687,994,133	612,598,664

Condensed Consolidated Statements of Cash Flows
(In millions)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$69.5	$(56.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	176.4	131.6
Deferred income taxes	(1.3)	0.2
Share-based compensation	24.6	1.2
Restructuring and impairment	(0.9)	38.9
Loss (gain) on foreign currency forward contracts	6.7	(1.0)
Mark to market adjustment on contingent shares	—	(25.1)
Mark to market gain on financial instruments	(100.4)	(51.2)
Amortization of debt issuance costs	3.6	2.3
Other operating activities	(19.5)	7.3
Changes in operating assets and liabilities:
Accounts receivable	40.2	44.2
Prepaid expenses	(20.8)	(7.2)
Other assets	(18.5)	(0.9)
Accounts payable	(10.3)	13.7
Accrued expenses and other current liabilities	(143.9)	29.1
Deferred revenues	63.3	66.0
Operating lease right of use assets	4.6	7.5
Operating lease liabilities	(5.1)	(25.7)
Other liabilities	(0.8)	(0.9)
Net cash provided by operating activities	67.4	174.0

Cash Flows From Investing Activities
Capital expenditures	(41.4)	(33.0)
Acquisitions, net of cash acquired	(1.3)	0.4
Net cash used in investing activities	(42.7)	(32.6)

Cash Flows From Financing Activities
Principal payments on term loan	(7.2)	(7.2)
Payment of debt issuance costs and discounts	(2.1)	—
Repurchases of ordinary shares	(55.1)	—
Cash dividends on preferred shares	(18.9)	—
Proceeds from stock options exercised	0.4	5.1
Payments related to finance lease	(0.5)	—
Payments related to tax withholding for stock-based compensation	(5.4)	(4.5)
Net cash used in financing activities	(88.8)	(6.6)
Effects of exchange rates	(7.8)	8.7

Net increase in cash and cash equivalents	69.3	141.3
Net (decrease) increase in restricted cash	(141.2)	2.2
Net (decrease) increase in cash and cash equivalents, and restricted cash	(71.9)	143.5

Beginning of period:
Cash and cash equivalents	430.9	257.7
Restricted cash	156.7	14.7
Total cash and cash equivalents, and restricted cash, beginning of period	587.6	272.4

End of period:
Cash and cash equivalents	500.2	399.0
Restricted cash	15.5	16.9
Total cash and cash equivalents, and restricted cash, end of period	$515.7	$415.9

Supplemental Cash Flow Information:
Cash paid for interest	27.8	27.3
Cash paid for income tax	3.6	2.6
Capital expenditures included in accounts payable	7.7	6.1

Non-Cash Financing Activities:
Retirement of treasury shares	(33.3)	—
Shares issued as contingent stock consideration associated with the DRG acquisition	—	61.6
Shares issued as contingent stock consideration associated with the CPA Global acquisition	—	43.9
Treasury share purchases settled after period end	11.3	—
Dividends accrued on our 5.25% Series A Mandatory Convertible Preferred Shares	6.4	—
Total Non-Cash Financing Activities	$(15.6)	$105.5

Reconciliation to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)

Adjusted EBITDA
Adjusted EBITDA represents net loss before the provision for income taxes, depreciation and amortization, interest income and expense adjusted to exclude the acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains (losses), transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-operating income or expense, the impact of certain non-cash mark-to-market adjustments on financial instruments, legal settlements and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues, net plus the impact of the deferred revenue purchase accounting adjustments relating to acquisitions prior to 2021.
The following table presents our calculation of Adjusted EBITDA for the three months ended March 31, 2022 and 2021 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended March 31,
(in millions); (unaudited)	2022	2021
Net income (loss) attributable to ordinary shares	$50.8	$(56.0)
Dividends on preferred shares	18.7	—
Net income (loss)	69.5	(56.0)
Provision for income taxes	16.3	0.3
Depreciation and amortization	176.4	131.6
Interest expense and amortization of debt discount, net	59.5	37.4
Deferred revenues adjustment(1)	(0.2)	3.0
Transaction related costs(2)	6.7	(22.9)
Share-based compensation expense	37.0	39.0
Restructuring and impairment(3)	11.7	67.9
Mark to market gain on financial instruments(4)	(100.4)	(51.2)
Other(5)	(14.2)	15.7
Adjusted EBITDA	$262.3	$164.8
Adjusted EBITDA Margin	39.6%	38.2%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(2) Includes costs incurred to complete business combination transactions, which were comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs. This also includes the mark-to-market adjustments on the contingent stock consideration associated with the CPA Global and DRG acquisitions.

(3) Primarily reflects costs related to restructuring and impairment associated with One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of March 31, 2022. There were no impairment charges incurred during the three months ended March 31, 2022 on right-of-use assets compared to $41.0 for the three months ended March 31, 2021 relating to the cease use and exit of leased properties.

(4) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before the provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, mandatory convertible preferred share dividend expense, unrealized foreign currency gains/(losses), transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, the impact of certain non-cash mark-to-market adjustments on financial instruments, interest on debt held in escrow, and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by adjusted diluted weighted average shares for the period. The adjusted diluted weighted average shares assumed that all instruments in the calculation are dilutive.
The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three months ended March 31, 2022 and 2021 and reconciles these measures to our Net income (loss) and EPS for the same periods:

	Three Months Ended March 31,		Three Months Ended March 31,
	2022		2021
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net loss attributable to ordinary shares, diluted	$(44.1)	$(0.06)	$(107.2)	$(0.17)
Change in fair value of private placement warrants	94.9	0.14	51.2	0.08
Net income (loss) attributable to ordinary shares	50.8	0.07	(56.0)	(0.09)
Dividends on preferred shares	18.7	0.03	—	—
Net income (loss)	69.5	0.10	(56.0)	(0.09)
Deferred revenues adjustment(1)	(0.2)	—	3.0	—
Transaction related costs(2)	6.7	0.01	(22.9)	(0.04)
Share-based compensation expense	37.0	0.05	39.0	0.06
Amortization related to acquired intangible assets	149.7	0.20	110.9	0.18
Restructuring and impairment(3)	11.7	0.02	67.9	0.11
Mark-to-market gain on financial instruments(4)	(100.4)	(0.13)	(51.2)	(0.08)
Other(5)	(14.2)	(0.02)	15.7	0.03
Income tax impact of related adjustments	(4.7)	(0.01)	(18.0)	(0.03)
Adjusted net income and Adjusted diluted EPS	$155.1	$0.21	$88.4	$0.14
Adjusted weighted average ordinary shares (Diluted)	746,298,853		623,254,313

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(2) Includes costs incurred to complete business combination transactions, which was comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs. This also consists of the mark-to-market adjustments for the contingent stock consideration associated with the CPA Global and DRG acquisitions.

(3) Primarily reflects costs related to restructuring and impairment associated with One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of March 31, 2022. There were no impairment charges incurred during the three months ended March 31, 2022 on the right-of-use assets, compared to $41.0 for the three months ended March 31, 2021, which was related to the cease use and exit of leased properties.

(4) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for restructuring and lease-exit activities, payments related to the CPA Global Equity Plan, transaction related costs, interest on debt held in escrow, debt issuance costs, and other one-time payments that the Company does not consider indicative of its ongoing operating performance.
The following table reconciles our non-GAAP Free cash flow and Adjusted free cash flow measure to Net cash provided by operating activities:

	Three Months Ended March 31,
(in millions); (unaudited)	2022	2021
Net cash provided by operating activities	$67.4	$174.0
Capital expenditures	(41.4)	(33.0)
Free cash flow	26.0	141.0
Cash paid for CPA Global Equity Plan(1)	149.8	—
Cash paid for restructuring costs(2)	10.1	16.0
Cash paid for transaction related costs(3)	4.5	5.2
Cash paid for other costs(4)	0.9	1.0
Adjusted free cash flow	$191.3	$163.2
(1) Includes cash funded by a trust related to CPA Global Equity Plan payout upon vesting.
(2) Reflects cash payments for costs primarily related to restructuring and lease-exit activities associated with the One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of March 31, 2022.

(3) Includes cash paid for costs incurred to complete business combination transactions, which are comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(4) Includes cash paid for other costs that do not reflect our ongoing operating performance.

Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019, and the indentures governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, and the indentures governing the secured and unsecured notes issued by Clarivate Science Holdings Corporation in August 2021, respectively. In addition, the credit facilities and the indentures contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indentures and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by Management and the Compensation Committee of the Board of Directors as an input for determining incentive payments to employees.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indentures by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indentures as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indentures) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due in 2026 and earnout obligations incurred in connection with an acquisition or investment.
The following table bridges Net loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects a substantial portion of the adjustments that comprise Standalone Adjusted EBITDA for the periods presented:

Twelve Months Ended March 31,
(in millions); (unaudited)	2022
Net loss attributable to ordinary shares	$(205.2)
Dividends on preferred shares	60.2
Net loss	(145.0)
Provision for income taxes	28.3
Depreciation and amortization	582.6
Interest expense and amortization of debt discount, net	274.6
Deferred revenues adjustment(1)	0.7
Transaction related costs(2)	75.8
Share-based compensation expense	137.6
Restructuring and impairment(3)	73.3
Mark to market gain on financial instruments(4)	(130.5)
Other(5)	0.5
Adjusted EBITDA	$897.9
Realized foreign exchange gain	7.4
ProQuest Adjusted EBITDA impact(6)	190.8
Bioinfogate Adjusted EBITDA impact(6)	0.2
Patient Connect Adjusted EBITDA impact(6)	(0.8)
Cost savings(7)	106.5
Standalone Adjusted EBITDA	$1,202.0

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

(2) Includes costs incurred to complete business combination transactions, which were comprised of acquisitions, dispositions and capital market activities, as well as advisory, legal, and other professional and consulting costs.

(3) Primarily reflects costs related to restructuring and impairment associated with One Clarivate, ProQuest and CPA Global Programs. The costs associated with the CPA Global program were substantially complete as of March 31, 2022.

(4) Reflects mark-to-market adjustments on financial instruments under ASC 815, Derivatives and Hedging. Warrant instruments that do not meet the criteria to be considered indexed to an entity's own stock shall be initially classified as a liability at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the liabilities are reported through earnings.

(5) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
(6) Represents the acquisition Adjusted EBITDA for the period beginning April 1 of the year of the acquisition through the respective acquisition date of each acquired business to reflect the company's Standalone EBITDA as though material acquisitions occurred at the beginning of the presented period.

(7) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.

The foregoing adjustments (6) and (7) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See Cautionary Statement Regarding Forward-Looking Statements.

The following tables present the amounts of our subscription, re-occurring and transactional revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended March 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Subscription revenues	$403.8	$239.0	$164.8	69.0%	68.7%	(2.5)%	2.8%
Re-occurring revenues	114.5	109.5	5.0	4.6%	—%	(4.7)%	9.3%
Transactional revenues	143.7	82.9	60.8	73.3%	73.3%	(2.3)%	2.3%
Deferred revenues adjustment(1)	0.2	(3.0)	3.2	106.7%	106.7%	—%	—%
Revenues, net	$662.2	$428.4	$233.8	54.6%	53.3%	(3.1)%	4.4%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

The following tables and the discussion that follows presents our revenues by Product Segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Three Months Ended March 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	FX Impact	Organic
(in millions, except percentages); (unaudited)	2022	2021
Science Product Segment	$420.4	$191.3	$229.1	119.8%	117.6%	(2.3)%	4.4%
IP Product Segment	241.6	240.1	1.5	0.6%	—%	(3.6)%	4.2%
Deferred revenues adjustment(1)	0.2	(3.0)	3.2	106.7%	106.7%	—%	—%
Revenues, net	$662.2	$428.4	$233.8	54.6%	53.3%	(3.1)%	4.4%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting prior to the adoption of ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. In the fourth quarter of 2021, Clarivate adopted ASU No. 2021-08 which allows an acquirer to account for the related revenue contracts in accordance with ASC 606 Revenue from Contracts with Customers, as if it had originated the contracts. This guidance was applied retrospectively to all business combinations for which the acquisition date occurs during or subsequent to 2021.

The following table presents our calculation of Revenues, net for the 2022 outlook:

			Variance Increase / (Decrease)		Percentage of Factors Increase / (Decrease)
	Year Ending December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitions	FX Impact	Organic
(in millions)	2022 Outlook mid-point	2021
Revenues, net	$2,840.0	$1,876.9	963.1	51.3%	46.2%	(1.4)%	6.5%

The following table presents our calculation of Adjusted EBITDA for the 2022 outlook and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2022 (Forecasted)
(in millions)	Low	High
Net loss attributable to ordinary shares	$(166.2)	$(106.2)
Dividends on preferred shares(1)	75.5	75.5
Net loss	$(90.7)	$(30.7)
Provision for income taxes	60.1	60.1
Depreciation and amortization	560.1	560.1
Amortization of ProQuest acquired intangibles	180.6	180.6
Interest expense and amortization of debt discount, net	242.5	242.5
Deferred revenue adjustment(2)	0.7	0.7
Restructuring and impairment(3)	88.4	88.4
Share-based compensation expense(4)	118.3	118.3
Adjusted EBITDA	$1,160.0	$1,220.0
Adjusted EBITDA margin	41%	42%

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.

(2) Reflects the deferred revenues adjustment made as a result of acquisition accounting associated with businesses that were acquired prior to January 1, 2021.
(3) Reflects restructuring costs primarily associated with the ProQuest acquisition which will be incurred in 2022.
(4) Includes CPA Global Equity Plan compensation expense.

The following table presents our calculation of Adjusted Diluted EPS for the 2022 outlook and reconciles these measures to our Net loss per share for the same period:

	Year Ending December 31, 2022 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss attributable to ordinary shares	$(0.23)	$(0.13)
Dividends on preferred shares(1)	0.10	0.10
Net loss	$(0.13)	$(0.03)
Restructuring and impairment(2)	0.12	0.12
Share-based compensation expense(3)	0.16	0.16
Amortization related to acquired intangible assets	0.80	0.80
Income tax impact of related adjustments	(0.10)	(0.10)
Adjusted Diluted EPS	$0.85	$0.95
Weighted average ordinary shares (Diluted)(4)	741,709,816

(1) Dividends on our mandatory convertible preferred shares (“MCPS”) are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS stock dividends.

(2) Reflects restructuring costs primarily associated with the ProQuest acquisition which will be incurred in 2022.
(3) Includes CPA Global Equity Plan compensation expense.
(4) For the purposes of calculating adjusted earnings per share, the Company has excluded the accrued and anticipated MCPS stock dividends and assumed the “if-converted” method of share dilution.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the 2022 outlook and reconciles these measures to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2022 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$606.5	$656.5
Capital expenditures	(185.0)	(185.0)
Free cash flow	421.5	471.5
Cash paid for restructuring costs(1)	87.5	87.5
Cash paid for CPA Global Equity Plan(2)	166.0	166.0
Adjusted Free Cash Flow	$675.0	$725.0

(1) Reflects cash payments for costs primarily related to restructuring associated with the ProQuest acquisition in 2022.
(2) Includes cash funded by a trust related to the CPA Global Equity Plan payout upon vesting.

Media Contact:
Tabita Seagrave, Head of Global Corporate Communications
tabita.seagrave@clarivate.com

Investor Relations Contact:
Mark Donohue, Head of Global Investor Relations
mark.donohue@clarivate.com
215-243-2202